Exhibit 10.81

SUMMARY OF THE 2012 BONUS PLAN

A bonus pool has been set for achievement of various levels of 2012 consolidated adjusted EBITDA set by the Compensation Committee. The Compensation Committee will use the bonus pool target levels, as set forth in the table below, as guidelines in determining the amount of each bonus, if any, to be paid to our named executive officers for 2012 performance. The guidelines for the target payouts (as a percentage of 2012 base compensation) and performance targets under the 2012 Bonus Plan for the bonus pool in which Messrs. LaPerch, Datta, Ciavarella and Sokota participate are as follows:

Target Payout (Percentage of 2012 Base Compensation)	26%	29%	32%	35%	38%	41%	44%	47%	50%
Consolidated Adjusted EBITDA (in millions)	$210.7	$218.2	$225.7	$233.2	$240.7	$248.2	$255.7	$263.2	$270.7

The target payouts and performance targets under the 2012 Bonus Plan for the Senior Vice President for Sales, Nicholas Ridolfi, are as follows:

Target Payout (in millions)	$0.186	$0.207	$0.229	$0.250	$0.271	$0.293	$0.314	$0.336	$0.357
Consolidated Adjusted EBITDA (in millions)	$210.7	$218.2	$225.7	$233.2	$240.7	$248.2	$255.7	$263.2	$270.7

The achievement of $233.2 million in adjusted EBITDA (the “2012 Bonus Target”) serves as the bonus target for the named executive officers under their respective employment agreements. If the 2012 Bonus Target is not achieved, no bonus payments are required to be made to these executives.  When the 2012 Bonus Target is met or exceeded, the Compensation Committee retains the right to pay these officers additional discretionary amounts from a $0.65 million discretionary pool that is over and above the bonus pool established based upon the percentage of 2012 base compensation at the level of consolidated adjusted EBITDA achieved at the 2012 Bonus Target or higher levels. The bonus pool will be increased or decreased based upon the percentage of base compensation associated with the adjusted EBITDA achieved as set forth in the 2012 Bonus Plan. Bonus payments to employees from the bonus pool are discretionary except that in accordance with their respective employment agreements, each of Messrs. LaPerch, Datta, Ciavarella and Sokota is entitled to a bonus in the amount of 35% of his base salary and Mr. Ridolfi is entitled to $250,000, upon the achievement of the 2012 Bonus Target.

Each named executive officer will be entitled to receive payment of his bonus, if any, for 2012 by March 15, 2013, if he is employed on December 31, 2012.